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                              ARTHUR ANDERSEN LLP
                         424 Church Street, Suite 1000
                          Nashville, Tennessee 37219



September 28, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Dear Gentlemen:

We have been retained by SETECH, Inc. as independent public accountants to audit and report on the Company's financial statements for the fiscal year ended June 30, 1998.

We have not received certain essential data necessary to complete our audit tests and procedures in time to issue our report by September 28, 1998, which is the required filing date for the Company's annual report.

Very truly yours,

/s/  ARTHUR ANDERSEN LLP